Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

FMC Technologies, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-62996, 333-76210, 333-76214, and 333-76216) of FMC Technologies, Inc. of our reports dated February 28, 2007, with respect to the consolidated balance sheets of FMC Technologies, Inc. and consolidated subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, cash flows and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports are included in the December 31, 2006 annual report on Form 10-K of FMC Technologies, Inc.

Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106, and 132R, which changed the method of accounting for pension and postretirement benefits as of December 31, 2006, and the Company’s adoption of SFAS No. 123R, Share-Based Payment, which modified the method of accounting for share-based compensation as of October 1, 2005.

/s/    KPMG LLP

Chicago, Illinois

February 28, 2007